ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 1, 2025

Putnam ETF Trust

100 Federal Street

Boston, Massachusetts 02110

Re: Issuance and Sale of Shares of Putnam ETF Trust

Ladies and Gentlemen:

We have acted as counsel to Putnam ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing of Post-Effective Amendment No. 30 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 31 under the Investment Company Act of 1940, as amended (collectively, the “Post-Effective Amendment”), to the Trust’s registration statement on Form N-1A (File Nos. 333-253222 and 811-23643) (the “Registration Statement”), relating to the issuance and sale by the Trust of shares of beneficial interest of each of Franklin California Municipal Income ETF, Franklin Massachusetts Municipal Income ETF, Franklin Minnesota Municipal Income ETF, Franklin Municipal High Yield ETF, Franklin Municipal Income ETF, Franklin New Jersey Municipal Income ETF, Franklin New York Municipal Income ETF, Franklin Ohio Municipal Income ETF, Franklin Pennsylvania Municipal Income ETF and Franklin Short-Term Municipal Income ETF (each a “Fund”).

In connection with this opinion letter, we have examined: (i) the Trust’s Amended and Restated Agreement and Declaration of Trust dated April 20, 2021, as filed with Pre-Effective Amendment No. 1 to the Registration Statement on May 14, 2021 (the “Declaration of Trust”); (ii) Amended Schedule A to the Declaration of Trust dated May 16, 2025, as filed with Post-Effective Amendment No. 30 to the Registration Statement on October 1, 2025; (iii) the Trust’s Certificate of Trust dated December 21, 2020, as filed with the Office of the Secretary of State of the State of Delaware on December 22, 2020; (iv) the Trust’s Amended and Restated By-Laws dated June 23, 2023, as filed with the Post-Effective Amendment No. 15 to the Registration Statement on August 24, 2023; (v) a copy of the resolutions adopted at the meeting of the Board of Trustees of the Trust held on May 16, 2025; (vi) the prospectus and statement of additional information for each Fund (collectively, the “Prospectus”) to be filed as part of the Post-Effective Amendment; and (vii) such other certificates, resolutions, documents, and records as we have deemed appropriate in order to enable us to render the opinion set forth herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of State of the State of Delaware.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof, and is limited to the Delaware Statutory Trust Act statute. We express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as

Putnam ETF Trust	October 1, 2025

to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In rendering the opinion set forth below, we have assumed, without independent verification: (i) that the Post-Effective Amendment will have become effective under the Securities Act; (ii) that at the time of the issuance of the shares of each Fund, the Trust will be validly existing under the laws of the State of Delaware; (iii) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (iv) the authenticity, completeness, and continued effectiveness of all documents or copies furnished to us; (v) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (vi) that the facts contained in the instruments and certificates or statements of public officials, officers, and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (vii) that no amendments, agreements, resolutions, or actions have been approved, executed, or adopted that would limit, supersede, or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed those documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of each Fund have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements, and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Fund.

We are members of the Bar of the Commonwealth of Massachusetts and, for purposes of our representation of the Trust, do not hold ourselves out as being conversant with the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts and the laws of the United States of America. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware. In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated September 26, 2025, and such opinion is limited accordingly and is rendered as of the date of that certificate.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Ropes & Gray LLP